Exhibit 1.01

Conflict Minerals Report
of NVIDIA Corporation
for the Calendar Year Ended December 31, 2024

This Conflict Minerals Report of NVIDIA Corporation, a Delaware corporation, is being filed for the calendar year ended December 31, 2024 in compliance with Rule 13p-1 of the Securities Exchange Act of 1934, as amended.

The use of conflict minerals necessary to the functionality or production of products NVIDIA contracted to be manufactured between January 1, 2024 and December 31, 2024, or the Reporting Period, triggered a requirement to conduct in good faith a reasonable country of origin inquiry, or RCOI, regarding those conflict minerals that is reasonably designed to determine whether any of the conflict minerals originated in the Democratic Republic of the Congo or an adjoining country, which we refer to collectively as the Covered Countries, or are from recycled or scrap sources. “Conflict minerals” are defined in Item 1.01(d)(3) of the Specialized Disclosure Report on Form SD, or the Form SD, as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten, or collectively, 3TG.

Based on the RCOI, if we have reason to believe conflict minerals in our products may have originated in the Covered Countries and have reason to believe that they may not be from recycled or scrap sources, we must exercise due diligence on the source and chain of custody of our conflict minerals, and file a Conflict Minerals Report to describe our due diligence efforts on the source and chain of custody of such 3TG.

OUR COMPANY

NVIDIA pioneered accelerated computing to help solve the most challenging computational problems. NVIDIA is now a full-stack computing infrastructure company with data-center-scale offerings that are reshaping industry.

Our data-center-scale offerings are comprised of compute and networking solutions that can scale to tens of thousands of GPU-accelerated servers interconnected to function as a single giant computer; this type of data center architecture and scale is needed for the development and deployment of modern AI applications.

We utilize a fabless and contracting manufacturing strategy, whereby we employ and partner with key suppliers for all phases of the manufacturing process, including wafer fabrication, assembly, testing, and packaging. We use the expertise of industry-leading suppliers that are certified by the International Organization for Standardization in such areas as fabrication, assembly, quality control and assurance, reliability, and testing. Additionally, we can avoid many of the significant costs and risks associated with owning and operating manufacturing operations. While we may directly procure certain raw materials used in the production of our products, such as memory, substrates, and a variety of components, our suppliers are responsible for procurement of most raw materials used in the production of our products. As a result, we can focus our resources on product design, quality assurance, marketing, and customer support.

FORWARD-LOOKING STATEMENTS

This Conflict Minerals Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” “intend” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. We discuss many of these risks, uncertainties and other factors in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q in greater detail under the heading “Risk Factors.” Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this filing. You should read this Conflict Minerals Report completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. All references to “NVIDIA,” “we,” “us,” “our” or the “Company” mean NVIDIA Corporation and its subsidiaries, except where it is made clear that the term means only the parent company.

OUR COMMITMENT TO RESPONSIBLE SOURCING

NVIDIA is committed to the responsible sourcing of minerals. Our goal is to use only conflict-free 3TG from Covered Countries in our products. We support and rely on industry-wide efforts to validate the source of minerals used in our products, including the Responsible Business Alliance, or RBA, the Responsible Minerals Initiative, or RMI, and the Public-Private Alliance for Responsible Minerals Trade. We also participate in various RMI work groups and align our program with their tracking of additional minerals and materials and higher-risk geographic areas.

DUE DILIGENCE PROGRAM DESIGN

Our conflict minerals due diligence program is designed to conform in all material respects with the framework recommended by the Organization for Economic Co-operation and Development, or OECD, Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, or the OECD Guidance, as it relates to our supply chain position as a “downstream” purchaser. Summarized below are the components of our program as they relate to the five-step framework set forth in the OECD Guidance:

Step 1: Establish strong company management systems

•Adopted and published a Responsible Minerals Policy endorsed by our Executive Vice President, Operations, most recently updated in 2023, in which we adopted the Code of Conduct of the RBA and its standard for responsible sourcing of conflict minerals. The Responsible Minerals Policy is posted on our website at http://images.nvidia.com/content/includes/gcr/pdf/nvidia-responsible-minerals-policy.pdf

•Required that our suppliers and contract manufacturers acknowledge and implement the RBA’s Code of Conduct, including its obligation to conduct due diligence on the source and chain of custody of conflict minerals
•Established a system of control and transparency over our conflict minerals supply chain by engaging first-tier and second-tier suppliers and requesting relevant information through a third-party supplier management vendor utilizing due diligence tools created by the RMI, including the conflict minerals reporting template, or the CMRT
•Provided at least quarterly updates on our conflict minerals due diligence progress and status to our Executive Vice President, Operations
•Maintained a confidential corporate hotline for reporting concerns, including those related to conflict minerals (unless prohibited by local privacy laws for employees located in the European Union)

Step 2: Identify and assess risk in the supply chain

•Identified relevant suppliers that supplied products containing 3TG by reference to bills of materials
•Requested smelter and/or refiner information from those suppliers using the CMRT
•Reviewed supplier responses for completeness and accuracy
•Compared supplier responses with the list of 3TG processing facilities that received a “compliant” designation, produced by the Responsible Minerals Assurance Process, or RMAP, of the RMI, as well as with the smelters that were audited by the London Bullion Market Association, or LBMA, the Responsible Jewelry Council, or RJC, and the Tungsten Industry—Conflict Minerals Council, or TI-CMC
•Provided suppliers with feedback on responses containing errors, inconsistencies, or incomplete information
•Required potential new suppliers to complete a CMRT for diligence review and risk ranking

Step 3: Design and implement a strategy to respond to identified risks

•Reported progress on at least a quarterly basis to our Executive Vice President, Operations
•Identified main risks in our supply chain
•Contacted certain smelter and refinery facilities not validated by third-party audits to request their participation
•Implemented a risk mitigation response plan to monitor unresponsive suppliers and/or incomplete or inaccurate supply chain information
•Compared the list of smelters in our supplier base against Office of Foreign Assets Control-sanctioned countries and Specially Designated Nationals
•Requested that certain suppliers remove specific smelters or refiners from their supply chain deemed to be high-risk
•Informed non-responsive suppliers that we will assess, and potentially withhold, future business for non-compliance with the Responsible Minerals Policy or failure to provide CMRT data
•Removed companies from our supplier base due in part to their failure to comply with our Responsible Minerals Policy
•Engaged with customers about their concerns and requests

Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

•Relied on the RMAP, the LBMA, the RJC, and the TI-CMC to validate their sourcing practices
•Indirectly supported the third-party audits through our memberships in the RBA and RMI
•Participated in RBA work groups focused on smelter engagement

Step 5: Report on supply chain due diligence

•Adopted and published a Responsible Minerals Policy endorsed by our Executive Vice President, Operations, most recently updated in 2023, posted on our website at http://images.nvidia.com/content/includes/gcr/pdf/nvidia-responsible-minerals-policy.pdf
•Included conflict minerals information in our annual corporate responsibility report, posted on our website at https://www.nvidia.com/en-us/sustainability/
•Filed our Form SD for the Reporting Period, including this Conflict Minerals Report, with the U.S. Securities and Exchange Commission, also published at http://investor.nvidia.com/sec.cfm
•Reported supply chain smelter information in this Conflict Minerals Report

The contents of any website referenced in this Conflict Minerals Report are not a part of this Conflict Minerals Report.

REASONABLE COUNTRY OF ORIGIN INQUIRY (RCOI)

Due to our complex, multi-tiered supply chain and fabless model, NVIDIA relies on suppliers for information about 3TG origins. For the RCOI, we identified relevant suppliers for the Reporting Period and requested smelter/refiner lists via the CMRT. We received responses from 100% of these suppliers and compared the data against the RCOI data provided by the RMAP.

Our RCOI revealed that, of the 246 processing facilities in our supply chain which sourced 3TG for our products contracted to be manufactured during the Reporting Period, 39 smelters and refiners were identified by the RMI as sourcing from the Covered Countries and were not solely from recycled or scrap sources. This is based on an RCOI report released by the RMI on March 28, 2025. We therefore believe that a portion of the 3TG contained in our products or components originated in the Covered Countries, necessitating this Conflict Minerals Report.

DESCRIPTION OF DUE DILIGENCE MEASURES PERFORMED

We requested supply chain information from 130 of our direct suppliers to determine whether any 3TG minerals in our products originated in the Covered Countries or were from recycled or scrap sources. We used third-party supplier management software to track these communications, automate the identification of quality issues, aggregate CMRT responses for analysis and reporting, and perform additional follow up with suppliers whose CMRTs contained incomplete or potentially inaccurate information. After reviewing the names provided against the RMI lists of verified smelters and refiners, we consulted with RMI to distinguish those that were smelters and refiners from other participants in the upstream supply chain, such as brokers and traders. We provided our list of smelters and refiners for inclusion in the RMAP, which utilized an independent third party to conduct audits, according to the standards of the OECD Guidance, of willing smelters and refiners to determine the source and origin of their ore, as well as whether they were conflict-free.

COUNTRY AND MINE OR LOCATION OF ORIGIN OF NECESSARY CONFLICT MINERALS

Based on the due diligence described above, we determined that the supply chain for our products contracted to be manufactured during the Reporting Period sourced conflict minerals from up to 246 processing facilities worldwide, of which, as of March 28, 2025:

•211 have been validated by the RMAP as “compliant,” including 39 smelters and refiners which were identified by the RMI as sourcing from the Covered Countries;
•3 were “active” as defined by the RMAP and in the process of being audited by an independent third party;
•27 were classified by the RMAP as not in operation or having temporarily ceased operations, or had been reclassified as a non-smelter; and
•5 are under review by the RMAP as no longer compliant:
◦All 5 were compliant for 2024 but became non-compliant in the first calendar quarter of 2025, and we are working with our suppliers to encourage the smelters to participate again in the RMAP program.

A list of smelters and refiners that sourced 3TG for our products contracted to be manufactured during the Reporting Period is attached as Exhibit A.

We requested mine or location of origin information from each of our direct suppliers, most of which do not source directly from processing facilities, to determine the source and chain of custody of the 3TG in our supply chain. Based on country of origin information provided by the RMI for RMAP-compliant processing facilities, the 3TG in our products which may have originated from the Covered Countries came from one or more of the countries listed in the attached Exhibit B, and the 3TG in our products which may have originated from outside the Covered Countries came from one or more of the countries listed in the attached Exhibit C.

However, we are unable to determine, as of the date of the filing of the Form SD to which this Conflict Minerals Report is an exhibit, the origin of all 3TG minerals that were contained in the products we contracted to manufacture during the Reporting Period.

STEPS TAKEN OR TO BE TAKEN TO MITIGATE RISK AND IMPROVE DUE DILIGENCE

NVIDIA has been a member of the RBA since 2007. We have also been an active participant in the RMI, including its Due Diligence Practices Team. We also joined the Public-Private Alliance for Responsible Minerals Trade in 2013 to support their initiatives focused on improving the traceability of conflict minerals in Central Africa.

We are part of the Smelter Engagement Team sub-work group of the RMI, which encourages smelters and refiners to participate in the RMAP. Through the RBA and its work groups, we engaged with approximately 30 smelters or refiners that were neither compliant nor active, according to the RMAP and requested them to be audited by an independent third party. Since 2013 we have also independently contacted over 100 smelters and refiners directly to encourage them to be audited through RMAP.

NVIDIA maintains a goal of using only conflict-free 3TG. Our responsible minerals policy communicates expectations to suppliers regarding sourcing from conflict-free sources and providing CMRT data. Non-compliance can lead to reassessment of the business relationship, removal from the approved vendor list, or removal of non-compliant smelters from NVIDIA's supply chain.

In 2024, NVIDIA continued investigating cobalt and mica sourcing using its third-party software to survey suppliers. For 2025, NVIDIA plans to monitor evolving legal requirements (including EU requirements) and continue surveying for cobalt and mica using the RMI's Extended Minerals Reporting Template, or EMRT. To support the EU Batteries Regulation, we will also use the EMRT to survey for 4 additional materials in 2025, including copper, graphite (natural), lithium, and nickel.

INHERENT LIMITATIONS ON DUE DILIGENCE MEASURES

NVIDIA’s fabless manufacturing strategy and our contract manufacturing process for our branded devices means our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals in the products we contract to have manufactured. Given our place in the supply chain, we have no direct relationships with smelters or refiners and therefore possess no independent means of determining the source and origin of conflict mineral ores processed by smelters or refiners. Our due diligence processes therefore require seeking data from our relevant suppliers and component manufacturers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely largely on information collected and provided by independent third-party audit programs. Such sources of information may yield inaccurate or incomplete information and may be subject to fraud.

PRODUCT DESCRIPTION

© 2025 NVIDIA Corporation. All rights reserved.

During the Reporting Period, we identified the following products that may contain necessary conflict minerals that we manufactured or contracted to manufacture:
•Graphic Processing Units, including:
◦GeForce for laptops and desktops
◦NVIDIA RTX/Quadro for workstations
◦NVIDIA Datacenter GPUs including HGX and PCIE
•DGX server products
•CPU processor modules including Grace-Grace and Grace-Hopper Superchips
•NVIDIA NVLINK bridges
•NVIDIA G-SYNC modules
•Tegra processors and modules
•NVIDIA SHIELD TV and accessories
•Jetson developer kit and modules
•NVIDIA DRIVE PX, DRIVE AGX, and Clara AGX
•InfiniBand and ethernet systems, switch systems, and gateway systems
•InfiniBand and ethernet adapters
•BlueField DPU
•Cables – InfiniBand and ethernet optical transceivers, DAC and splitter cables, and active optical cables
•Integrated circuits

The description of our due diligence process above to determine the location of origin of the conflict minerals in NVIDIA’s products is hereby incorporated by reference into this section of our Conflict Minerals Report.

EXHIBIT A

Smelters and Refiners Reported in NVIDIA’s Supply Chain as of March 28, 2025

Metal	Name of Smelter or Refiner	Smelter or Refiner Location
Tantalum	AMG Brasil	BRAZIL
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET de Mexico	MEXICO
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	PowerX Ltd.	RWANDA
Tantalum	QSIL Metals Hermsdorf GmbH	GERMANY
Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	CHINA
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	TANIOBIS Co., Ltd.	THAILAND
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA

Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tin	Alpha	UNITED STATES OF AMERICA
Tin	Aurubis Beerse	BELGIUM
Tin	Aurubis Berango	SPAIN
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL
Tin	CRM Synergies	SPAIN
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dowa	JAPAN
Tin	DS Myanmar	MYANMAR
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Global Advanced Metals Greenbushes Pty Ltd.	AUSTRALIA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Luna Smelter, Ltd.	RWANDA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	MALAYSIA
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Mining Minerals Resources SARL	CONGO, DEMOCRATIC REPUBLIC OF THE
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Precious Minerals and Smelting Limited	INDIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Babel Surya Alam Lestari	INDONESIA

Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Serumpun	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Mitra Sukses Globalindo	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA
Tin	PT Rajawali Rimba Perkasa	INDONESIA
Tin	PT Rajehan Ariq	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur (SIM)	INDONESIA
Tin	PT Timah Nusantara	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Soft Metais Ltda.	BRAZIL
Tin	Super Ligas	BRAZIL
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	JAPAN
Tin	Thaisarco	THAILAND
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Woodcross Smelting Company Limited	UGANDA
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Agosi AG	GERMANY
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL

Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Aurubis AG	GERMANY
Gold	Bangalore Refinery	INDIA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden Ronnskar	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN
Gold	Coimpa Industrial LTDA	BRAZIL
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	Dowa	JAPAN
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN
Gold	Elite Industech Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	Geib Refining Corp.	UNITED STATES OF AMERICA
Gold	GG Refinery Ltd.	TANZANIA, UNITED REPUBLIC OF
Gold	Gold by Gold Colombia	COLOMBIA
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Germany GmbH Co. KG	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Impala Refineries – Platinum Metals Refinery (PMR)	SOUTH AFRICA
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Italpreziosi	ITALY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND

Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	L'Orfebre S.A.	ANDORRA
Gold	LS MnM Inc.	KOREA, REPUBLIC OF
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MKS PAMP SA	SWITZERLAND
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	NH Recytech Company	KOREA, REPUBLIC OF
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	REMONDIS PMR B.V.	NETHERLANDS
Gold	Royal Canadian Mint	CANADA
Gold	SAFINA A.S.	CZECHIA
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN

Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	WEEEREFINING	FRANCE
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Cronimet Brasil Ltda	BRAZIL
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders LLC	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hubei Green Tungsten Co., Ltd.	CHINA
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Kenee Mining Corporation Vietnam	VIET NAM
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Lianyou Resources Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA

Tungsten	Masan High-Tech Materials	VIET NAM
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	Philippine Bonway Manufacturing Industrial Corporation	PHILIPPINES
Tungsten	Philippine Carreytech Metal Corp.	PHILIPPINES
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	CHINA
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	Tungsten Vietnam Joint Stock Company	VIET NAM
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA

EXHIBIT B

Covered Countries From Which NVIDIA’s Necessary 3TG May Have Originated as of March 28, 2025

Angola
Burundi
Congo, Democratic Republic of the
Rwanda
Tanzania
Uganda
Zambia

EXHIBIT C

Countries, Outside of the Covered Countries, From Which NVIDIA’s Necessary 3TG
May Have Originated as of March 28, 2025

Albania
Algeria
Andorra
Antigua and Barbuda
Australia
Austria
Azerbaijan
Bahamas
Bangladesh
Barbados
Belarus
Belgium
Benin
Bolivia (Plurinational State of)
Bosnia and Herzegovina
Botswana
Brazil
Bulgaria
Burkina Faso
Cambodia
Cameroon
Canada
Cayman Islands
Chile
China
Chinese Taipei
Colombia
Costa Rica
Côte d'Ivoire
Croatia
Curacao
Czech Republic
Denmark
Dominica
Dominican Republic
Ecuador
Egypt
El Salvador
Estonia
Eswatini
Ethiopia
Fiji
Finland
France

French Guiana
Georgia
Germany
Ghana
Greece
Grenada
Guatemala
Guinea
Guyana
Honduras
Hong Kong
Hungary
Iceland
India
Indonesia
Ireland
Israel
Italy
Jamaica
Japan
Jordan
Kazakhstan
Kenya
Korea, Republic of
Kuwait
Kyrgyzstan
Lao People's Democratic Republic
Latvia
Lebanon
Liberia
Liechtenstein
Lithuania
Luxembourg
Macao
Madagascar
Malaysia
Mali
Malta
Mauritania
Mexico
Moldova, Republic of
Mongolia
Morocco
Mozambique
Myanmar
Namibia
Netherlands
New Caledonia
New Zealand

Nicaragua
Niger
Nigeria
Norway
Oman
Panama
Papua New Guinea
Peru
Philippines
Poland
Portugal
Puerto Rico
Romania
Russia
Saint Kitts and Nevis
Saint Vincent and Grenadines
Saudi Arabia
Senegal
Serbia
Sierra Leone
Singapore
Sint Maarten
Slomon Islands
Slovakia
Slovenia
South Africa
Spain
Sri Lanka
Sudan
Suriname
Sweden
Switzerland
Tajikistan
Tanzania
Thailand
Timore-Leste
Togo
Trinidad and Tobago
Tunisia
Turkey
Ukraine
United Arab Emirates
United Kingdom of Great Britain and Northern Ireland
United States of America
Uruguay
Uzbekistan
Vietnam
Zimbabwe